Exhibit 99.1

November 1, 2013

Analyst Contact:             Max Kuniansky, (702) 402-5627

Jessica Lucero, (702) 402-5612

Media Contact:         Jennifer Schuricht, (702) 402-5241

NV Energy Reports Financial Results for Third Quarter 2013, Revises Earnings Guidance

Highlights:

•	Earned $0.79 per share in third quarter, including regulatory disallowance and reserves of $0.09 per share

•	Revising 2013 earnings guidance to $1.18 to $1.22 per share, largely due to regulatory disallowance and reserves

•	Obtained shareholder approval of merger with MidAmerican Energy Holdings

LAS VEGAS, November 1, 2013—NV Energy, Inc. (NYSE: NVE) today announced financial results for the three and nine months ended September 30, 2013 as shown in the table below.

	Net Income ($ in millions)		EPS (diluted)
	2013	2012	2013	2012
Three Months	$187.2	$223.2	$0.79	$0.94
Nine Months	$271.9	$304.8	$1.15	$1.28

Factors contributing to the earnings decrease in the third quarter of 2013 compared to the same period a year ago included:

•	a regulatory disallowance and reserves related to September 2013 decisions by the Public Utilities Commission of Nevada ($32.4 million pre-tax, or $0.09 per share after tax);

•	milder weather compared to the third quarter a year ago; and

•	costs related to the planned merger with MidAmerican Energy Holdings, a subsidiary of Berkshire Hathaway.

Factors benefiting earnings for the third quarter of 2013 included growth in the number of customers. For further information regarding drivers of financial results, see the Earnings Report to the Financial Community posted on www.nvenergy.com.

“Our cost control efforts are on track, with operating and maintenance expenses virtually unchanged for the year to date,” said Michael Yackira, president and chief executive officer of NV Energy, Inc. “We also reached an important milestone in our proposed merger, receiving shareholder approval in the third quarter, and we continue to work on obtaining regulatory approvals for the transaction. Our fundamental mission will remain unchanged: providing our customers with safe, reliable, affordable energy.”

Revised Earnings Guidance

In its last earnings guidance statement, made on July 26, 2013, the company said it expected to earn between $1.25 and $1.35 per share for the year 2013. The company now expects to earn between $1.18 and $1.22 per share for the year 2013. The reduction in earnings guidance is largely due to the regulatory disallowance and reserves recorded in the third quarter of 2013. Revised earnings guidance is based on ongoing, normalized earnings for the fourth quarter of 2013, assuming normal weather in the fourth quarter and excluding any unexpected events. For further information on assumptions reflected in earnings guidance, see the Earnings Report to the Financial Community posted on www.nvenergy.com.

Webcast Scheduled for 7 a.m. PDT today, Friday, November 1, 2013

Senior management will review the company’s financial performance and outlook during a conference call and live webcast today, Friday, November 1 at 7 a.m. Pacific Daylight Time. The webcast will be accessible on the NV Energy website at www.nvenergy.com. A taped replay will remain on the company’s website for approximately 30 days. To listen to the replay by telephone, call (800) 475-6701. International callers should dial (320) 365-3844. Use the conference call access code: 303842.

P.O. BOX 98910, LAS VEGAS, NEVADA 89151-0001	6226 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89146
P.O. BOX 30150, RENO, NEVADA 89520-3150	6100 NEIL ROAD, RENO, NEVADA 89511	nvenergy.com

NV Energy

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a combined service territory of nearly 46,000 square miles, NV Energy provides a wide range of energy services and products to approximately 2.4 million residents of Nevada and nearly 40 million tourists annually.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future performance of NV Energy, Inc. and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company both doing business as NV Energy. Forward-looking statements include earnings guidance and estimates or forecasts of operating and financial metrics. These statements reflect current expectations of future conditions and events and as such are subject to a variety of risks, uncertainties and assumptions that could cause actual results to differ materially from current expectations. These risks, uncertainties and assumptions include, but are not limited to, the risk that the transaction between NV Energy, Inc. and MidAmerican will not be consummated due to a failure to satisfy the remaining closing conditions to the transaction, including the receipt of regulatory approvals from the PUCN and FERC on the terms and schedules contemplated by the parties; the risk that an event, effect or change occurs that gives rise to a termination of the definitive agreement entered into with MidAmerican; the risk that NV Energy Inc. or MidAmerican will be unable to perform certain obligations under the transaction agreements; the risk relating to unanticipated difficulties and/or expenditures relating to the transaction; the risk that legal proceedings against NV Energy, Inc. and others related to the definitive agreement entered into with MidAmerican will be successful; the risk that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the impact of delay or failure to complete the merger with MidAmerican on NV Energy, Inc.’s common stock price. Additional risks and uncertainties relating to NV Energy, Inc. include, but are not limited to, NV Energy Inc.‘s ability to maintain access to the capital markets, NV Energy, Inc.‘s ability to receive dividends from its subsidiaries, the financial performance of NV Energy, Inc.‘s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company both doing business as NV Energy, and the discretion of NV Energy, Inc.‘s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy, Inc.‘s and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company both doing business as NV Energy, these risks and uncertainties include, but are not limited to, future economic conditions, changes in the rate of industrial, commercial and residential growth in their service territories, their ability to procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Energy Portfolio Standard, the effect of future or existing Nevada or federal laws or regulations affecting the electric industry, changes in environmental laws and regulations, construction risks, including but not limited to those associated with the ON Line project, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, employee workforce factors, unseasonable weather, drought, wildfire and other natural phenomena, explosions, fires, accidents, vandalism, or mechanical breakdowns that may occur while operating and maintaining an electric and natural gas system, their ability to purchase sufficient fuel, natural gas and power to meet their power and natural gas demands for Sierra Pacific Power Company doing business as NV Energy, financial market conditions, and unfavorable rulings, penalties or findings in their rate or other cases. Further risks, uncertainties and assumptions that may cause actual results to differ from current expectations pertain to weather conditions, customer and sales growth, plant outages, operations and maintenance expense, depreciation and allowance for funds used during construction, interest rates and expense, cash flow and regulatory matters. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company both doing business as NV Energy are contained in their Annual Reports on Form 10-K for the year ended December 31, 2012, and Quarterly Reports on Form 10-Q for the period ended March 31, 2013 and June 30, 2013, as filed with the Securities and Exchange Commission. NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company both doing business as NV Energy undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

P.O. BOX 98910, LAS VEGAS, NEVADA 89151-0001	6226 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89146
P.O. BOX 30150, RENO, NEVADA 89520-3150	6100 NEIL ROAD, RENO, NEVADA 89511	nvenergy.com

NV ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Thousands, Except Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
OPERATING REVENUES	$1,013,151	$1,026,488	$2,329,011	$2,378,606

OPERATING EXPENSES:
Fuel for power generation	217,954	171,316	554,181	400,936
Purchased power	205,970	205,686	498,141	486,894
Gas purchased for resale	7,383	5,382	62,277	46,491
Deferred energy	(55,270)	(29,036)	(221,022)	(30,285)
Energy efficiency program costs	16,042	32,584	38,486	76,609
Regulatory disallowance	17,335	—	17,335	—
Merger-related costs	7,857	—	21,409	—
Other operating expenses	106,068	100,108	317,538	307,080
Maintenance	17,176	19,014	66,128	76,190
Depreciation and amortization	96,801	94,512	291,687	281,690
Taxes other than income	14,214	15,682	46,536	44,457

Total Operating Expenses	651,530	615,248	1,692,696	1,690,062

OPERATING INCOME	361,621	411,240	636,315	688,544

OTHER INCOME (EXPENSE):
Interest expense (net of AFUDC-debt: $1,957, $1,976, $5,770 and $5,479)	(74,438)	(73,667)	(221,305)	(226,162)
Interest expense on regulatory items	(281)	(2,024)	(1,124)	(6,203)
AFUDC-equity	2,591	2,415	7,730	6,666
Other income	3,239	8,827	10,872	19,312
Other expense	(3,829)	(4,209)	(12,116)	(11,909)

Total Other Income (Expense)	(72,718)	(68,658)	(215,943)	(218,296)

Income Before Income Tax Expense	288,903	342,582	420,372	470,248

Income tax expense	101,669	119,412	148,430	165,466

NET INCOME	187,234	223,170	271,942	304,782

Other comprehensive income (loss)
Change in compensation retirement benefits liability and amortization (Net of taxes $(133), $(74), $(398) and $(246))	246	155	738	464
Change in market value of risk management assets and liabilities (Net of taxes $(154), $91, $(261) and $355)	(11)	(193)	485	(668)
Unrealized net gain/(loss) on investment (Net of taxes $(49), $0, $(18) and $0)	98	—	33	—

OTHER COMPREHENSIVE INCOME(LOSS)	333	(38)	1,256	(204)

COMPREHENSIVE INCOME	$187,567	$223,132	$273,198	$304,578

Amount per share basic and diluted
Net income per share—basic	$0.79	$0.95	$1.16	$1.29
Net income per share—diluted	$0.79	$0.94	$1.15	$1.28

Weighted Average Shares of Common Stock Outstanding—basic	235,578,310	235,961,402	235,421,933	235,986,874

Weighted Average Shares of Common Stock Outstanding—diluted	237,605,514	238,121,732	237,339,039	237,850,530

Dividends Declared Per Share of Common Stock	$0.19	$0.17	$0.57	$0.47

P.O. BOX 98910, LAS VEGAS, NEVADA 89151-0001	6226 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89146
P.O. BOX 30150, RENO, NEVADA 89520-3150	6100 NEIL ROAD, RENO, NEVADA 89511	nvenergy.com